LIMITED POWER OF ATTORNEY

The undersigned, H. Tayloe Stansbury, authorizes and designates Jason Sebring and Ray Amanquah to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Shutterfly, Inc. The authority of Jason Sebring and Ray Amanquah under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Shutterfly, Inc., unless earlier revoked in writing. The undersigned acknowledges that Jason Sebring and Ray Amanquah are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: December 1, 2016	Signature:	/s/ H. Tayloe Stansbury